Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Brett Larsen	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5500	(206) 729-3625
KEY TRONIC CORPORATION ANNOUNCES RESULTS
FOR THE FIRST QUARTER OF FISCAL YEAR 2016

Continued New Customer Wins and Revenue Diversification;
Expecting Sequential Increase in Earnings in Second Quarter

Spokane Valley, WA— October 27, 2015 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the three months ended September 26, 2015.
For the first quarter of fiscal year 2016, Key Tronic reported total revenue of $126.2 million, up 46% from $86.3 million in the same period of fiscal year 2015. Results for the first quarters of fiscal years 2016 and 2015 included approximately $35 million and $11 million, respectively, in revenue from the acquisition of Ayrshire.
As previously announced, the Company had approximately $2.0 million of unanticipated expenses and erosion of gross margin related to a single longstanding customer that requested a significant and immediate increase in production volumes for a new program at the start of the quarter and then later abruptly cancelled those orders.
For the first quarter of fiscal year 2016, gross margin was 7.1% and operating margin was 1.4%, compared to 4.9% and (2.0)%, respectively, in the same period of fiscal year 2015. Net income for the first quarter of fiscal year 2016 was $0.8 million or $0.07 per share, up from $(1.5) million or $(0.14) per share for the first quarter of fiscal year 2015.
“While the sudden and unanticipated impact from the unusual volatility in demand of a certain customer in the first quarter was disappointing, our new programs continue to ramp and we continue to diversify our customer base,” said Craig Gates, President and Chief Executive Officer. “In the first quarter of fiscal year 2016, our top five customers represented 47% of our total revenue compared to 50% a year ago and 64% two years ago. We also continued to see a healthy pipeline of potential new business, winning new programs involving telecommunications and security equipment.”
“In the second and third quarters, we expect the decline from the same longstanding customer to continue to impact our growth. By the fourth quarter, we expect the lost revenue from this program to be more than offset by new revenue from the continued ramp of new programs. At the same time, we anticipate increased operating efficiencies and profitability in coming periods.”

Business Outlook
For the second quarter of fiscal year 2016, the Company expects to report revenue in the range of $115 million to $120 million, and earnings in the range of $0.08 to $0.13 per diluted share. These expected results assume an effective tax rate of 35%.
Conference Call
Key Tronic will host a conference call today to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 888-438-5453 or +1-719-457-1512 (Access Code: 368895). A replay will be available by calling 888-203-1112 or +1 719-457-0820 (Access Code: 368895). A replay will also be available on the Company’s Web site.
About Key Tronic
Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.
Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to quarterly revenue and earnings during fiscal year 2016. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the future of the global economic environment and its impact on our customers and suppliers, the availability of parts from the supply chain, the accuracy of customers’ forecasts; success of customers’ programs; timing of new programs; success of new-product introductions; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; and the other risks and uncertainties detailed from time to time in the Company’s SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	September 26, 2015	September 27, 2014
Net sales	$126,209	$86,342
Cost of sales	117,290	82,104
Gross profit	8,919	4,238
Research, development and engineering expenses	1,556	1,336
Selling, general and administrative expenses	5,583	4,607
Total operating expenses	7,139	5,943
Operating income (loss)	1,780	(1,705)
Interest expense, net	533	189
Income (loss) before income taxes	1,247	(1,894)
Income tax provision (benefit)	430	(371)
Net income (loss)	$817	$(1,523)
Net income (loss) per share — Basic	$0.08	$(0.14)
Weighted average shares outstanding — Basic	10,706	10,548
Net income (loss) per share — Diluted	$0.07	$(0.14)
Weighted average shares outstanding — Diluted	11,391	10,548

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 26, 2015	June 27, 2015
ASSETS
Current assets:
Cash and cash equivalents	$140	$372
Trade receivables, net of allowance for doubtful accounts of $229 and $97	73,761	72,852
Inventories	100,800	91,594
Deferred income tax asset	6,245	6,643
Other	15,515	13,646
Total current assets	196,461	185,107
Property, plant and equipment, net	26,898	26,974
Other assets:
Deferred income tax asset	2,637	80
Goodwill	9,957	9,957
Other intangible assets	6,774	7,055
Other	1,573	1,621
Total other assets	20,941	18,713
Total assets	$244,300	$230,794
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$74,957	$61,528
Accrued compensation and vacation	7,456	9,467
Current portion of debt	5,000	5,000
Other	13,239	10,794
Total current liabilities	100,652	86,789
Long-term liabilities:
Term loan - long term	25,000	26,250
Revolving loan	12,131	11,631
Deferred income tax liability	—	501
Other long-term obligations	7,401	4,855
Total long-term liabilities	44,532	43,237
Total liabilities	145,184	130,026
Shareholders’ equity:
Common stock, no par value—shares authorized 25,000; issued and outstanding 10,707 and 10,706 shares, respectively	44,647	44,136
Retained earnings	62,212	61,395
Accumulated other comprehensive loss	(7,743)	(4,763)
Total shareholders’ equity	99,116	100,768
Total liabilities and shareholders’ equity	$244,300	$230,794

4